Exhibit 23.2

LeMASTER & DANIELS PLLC

SPOKANE
BOISE
COLFAX
GRANDVIEW
MOSES LAKE
OMAK
OTHELLO
QUINCY
TRI-CITIES
WALLA WALLA
WENATCHEE
YAKIMA

ACCOUNTING AND CONSULTING SERVICES

MEMBER OF THE McGLADREY NETWORK

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the Registration Statements on Forms S-8 (File Nos. 333-125701 and 333-104724) and Forms S-3 (File Nos. 333-129784, 333-114258 and 333-134492) of Mines Management, Inc. and to the incorporation by reference therein of our report dated February 26, 2007, with respect to the consolidated financial statements of Mines Management, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

LeMaster & Daniels PLLC

LeMASTER & DANIELS PLLC

March 7, 2007